Exhibit 10.1

CONFIDENTIAL

Execution Version

SEPARATION AGREEMENT

THIS AGREEMENT (this “Agreement”), dated the 10 day of August, 2016 is being entered into between and among Zynerba Pharmaceuticals, Inc. on behalf of and for the benefit of itself, its shareholders, officers, directors, employees, agents, successors and assigns (hereinafter collectively referred to as “Employer” or the “Company”) and Richard A. Baron, on behalf of and for the benefit of himself, his heirs, assigns and representatives (hereinafter referred to as “Employee”) to resolve all differences and conclude their relationship (collectively “the parties”).

WHEREAS, Employee was employed by Employer effective on or about January 2, 2015 as Chief Financial Officer (“CFO”);

WHEREAS, Employee and Employer are parties to that certain Employment Agreement dated January 2, 2015 (the “Employment Agreement”); and

WHEREAS, the parties now mutually desire to terminate their relationship;

WHEREAS, Employee is voluntarily terminating his employment with the Company and has complied with Section 4(f) of the Employment Agreement with respect to notice of termination; and

WHEREAS, to ensure a smooth transition of Employee’s duties as Employer’s CFO, Employer has requested and Employee has agreed to fully cooperate and assist in the transition of such duties to a successor CFO or such other individual designated by Employer and, prior to the Termination Date, as defined below, to complete specified activities upon which Employer and Employee have separately agreed. (the “Transition Activities”); and

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WHEREAS, the parties desire to enter into this Agreement to resolve all issues between them arising out of and related to Employee’s employment, the completion of the Transition Activities and the voluntary termination of Employee’s employment;

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the parties agree as follows:

1.         Employee’s employment with Employer will terminate on September 12, 2016 (the “Termination Date”).  Employee shall be paid all wages and accrued vacation through the Termination Date;

2.         In consideration for, Employee’s completion of the Transition Activities and subject to Employee’s execution of the general release of claims attached hereto as Annex “A”  (the “Release”) within 21 days following the Termination Date, and not revoking the Release within the applicable seven (7) calendar day revocation period, and further subject in all respects to Section 9 of the Employment Agreement which is hereby incorporated by reference, Employer shall do the following:

a.         The Employer shall pay Employee his Pro-Rata Bonus, which shall be paid at the same time bonuses are paid to employees of the Employer generally in accordance with the terms of the Employer’s annual bonus plan.  For purposes of this Agreement, “Pro-Rata Bonus” means the actual annual bonus earned by the Employee for the fiscal year 2016, pro-rated to reflect the portion of the fiscal year during which the Employee was employed by the Employer, determined by multiplying the full year bonus that would otherwise have been payable to the Employee based upon the achievement of applicable performance objectives for fiscal year 2016 by

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a fraction, the numerator of which is the number of days during which the Employee was employed by the Employer in the year of termination and the denominator of which is three hundred sixty-five (365).

b.         All outstanding vested stock options held by Employee as of the Termination Date shall remain exercisable until June 30, 2017 (or until the scheduled expiration date of such stock option, if earlier).  Except as provided in this Section 2(b), all outstanding stock options held and by Employee shall remain subject in all respects to the terms of the 2014 Amended and Restated Omnibus Incentive Compensation Plan (the “Plan”) and the stock option agreements evidencing such outstanding stock options.

3.         Employee acknowledges and agrees that once all of the payments and benefits provided in Section 1 of this Agreement have been paid, Employee shall have been paid all compensation, wages, bonuses, severance or other benefits owed to him by the Company under the Employment Agreement and any other source of entitlement.

4.         Employee acknowledges that the consideration set forth above in Section 2 is more than the Employer is required to provide to him and includes benefits to which he is not otherwise entitled.  Employee further acknowledges that he is receiving such consideration in exchange for entering into this Agreement, entering into and not revoking the Release, and complying with all of his obligations hereunder, including completion of the Transition Activities.

5.         Employee agrees to submit final travel and expense reports to the Employer by September 30, 2016 and to cooperate with the immediate return of all Employer property,

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including, without limitation, all documents, data, presentations, business plans and any confidential or proprietary Company information.

6.         Employee shall resign from the Board of Directors of Zynerba Pharmaceuticals Pty Ltd effective on the Termination Date.

7.         Employee expressly acknowledges that:

(a)        He remains bound by Sections 5, and 6 of the Employment Agreement, which remain in full force and effect, and acknowledges that those provisions are reasonably and properly required for the protection of the Company’s business;

(b)       The provisions of Section 8 of the Employment Agreement remain in full force and effect; and

8.         (c)       The Employer’s obligation to provide him with the benefits set forth in Section 2 above are contingent upon his ongoing compliance with Sections 5 and 6 of the Employment Agreement and his obligations under this Agreement. If one or more of the provisions contained in this Agreement shall for any reason be held to be invalid or unenforceable, such provision or provisions may be modified by any appropriate judicial body so that they are valid and/or enforceable.  If any provision is stricken, the remaining provisions of this Agreement shall remain valid and enforceable.

9.         This Agreement, together with the stock option agreements evidencing Employee’s outstanding stock options, is the entire agreement between Employee and Employer and supersedes any and all, other prior agreements or understandings between them, with the exception of those provisions of the Employment Agreement identified above.  Employee acknowledges that in executing this Agreement he has not relied upon any representation,

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statement or promise made by Employer, other than those explicitly set forth in this Agreement.  This Agreement shall be binding upon the Employer and Employee and their successors, heirs and assigns.  Any modification of this Agreement must be made in writing and signed by Employee and Employer.

10.         This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania without regard to the conflicts of laws principles of any jurisdiction, except where federal law applies. Any lawsuit arising from or related to this Agreement shall be brought exclusively before the United States District Court for the Eastern District of Pennsylvania or any Commonwealth court sitting in Chester County, Pennsylvania, and each party hereby consents to the jurisdiction of any such court.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Witness:
/s/ Jacqueline McHugh		/s/ Richard A. Baron
Richard A. Baron

Dated:	August 10, 2016

Witness:	/s/ Jacqueline McHugh	Zynerba Pharmaceuticals, Inc.

		By:	/s/ Suzanne M. Hanlon

		Title:	General Counsel

Dated:	August 10, 2016

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Annex A

General Waiver and Release

This General Waiver and Release (“Release”) dated as of the last date executed below is between Zynerba Pharmaceuticals, Inc. (“Employer”) and Richard Baron (“Employee”).

1.         Employee, on behalf of himself, his heirs, and anyone else who could assert a claim on his behalf, hereby releases Employer, and its officers, directors, shareholders, employees and agents, from all claims or demands which he may have based on or relating to his employment with Employer or the termination of that employment.  This includes a release of any rights or claims which Employee may have under Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin or sex; the Age Discrimination in Employment Act of 1967, which prohibits discrimination based on age; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Vocational Rehabilitation Act of 1973, which prohibits discrimination against handicapped persons, the Pennsylvania Human Relations Act or any other federal, state or local laws or regulations prohibiting employment discrimination.  Employee also releases Employer from any claim for breach of contract, wrongful discharge, any claim that Employer dealt with him unfairly or any other claims arising under common law which relate, in any way, to his employment with Employer or the termination thereof.  This Release covers claims that Employee knows about, and those that he may not know about, up through the date of his signing of this Release. This is a General Release.

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2.         Employee promises never to file any claim or lawsuit against the Employer or allow any other party acting on his behalf to file any claim or lawsuit against Employer based on any claims that are released in Section 1, except as permitted by law.  For example, this Release does not prohibit the filing of a charge or complaint or participating in any investigation or proceeding with the Equal Employment Opportunity Commission (“EEOC”) , but Employee acknowledges that he shall not be entitled to any damages or other personal relief as a result of such EEOC proceeding, and it does not prohibit the Employee from pursuing a whistleblower or other claim with the Securities and Exchange Commission.

3.         Employee acknowledges that he has not caused or permitted any complaint, charge, lawsuit or any other action or proceeding whatsoever to be filed against Employer based on his employment or the separation of that employment or the operations of Employer to date.

4.         Employee acknowledges that he is entering into this Release for good and valuable consideration including payments to be made under the Separation Agreement between Employee and Employer dated August 10, 2016 (“Separation Agreement”), to which he would not be entitled in the absence of signing this Release.

5.         If one or more of the provisions contained in this Release shall for any reason be held to be invalid or unenforceable, such provision or provisions may be modified by any appropriate judicial body so that they are valid and/or enforceable.  If any provision is stricken, the remaining provisions of this Release shall remain valid and enforceable.

6.         Employee and Employer acknowledge that nothing herein represents any admission of wrongdoing or violation of any law or duty by either Employer or Employee.

7.         This Release, together with the Separation Agreement and any stock option agreements evidencing Employee’s outstanding stock options, is the entire agreement between

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Employee and Employer and supersedes any and all, other prior agreements or understandings between them.  Employee acknowledges that in executing this Release he has not relied upon any representation, statement or promise made by Employer, other than those explicitly set forth in this Release and the Separation Agreement.  This Release shall be binding upon the Employer and Employee and their successors, heirs and assigns.  Any modification of this Release must be made in writing and signed by Employee and Employer.

8.         This Release shall be governed in all respects by the laws of the Commonwealth of Pennsylvania without regard to the conflicts of laws principles of any jurisdiction, except where federal law applies. Any lawsuit arising from or related to this Release shall be brought exclusively before the United States District Court for the Eastern District of Pennsylvania or any Commonwealth court sitting in Chester County, Pennsylvania, and each party hereby consents to the jurisdiction of any such court.

9.         Employee understands that he is being given a period of twenty-one (21) days to review and consider this Release before signing it.  Employee understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing.

10.       Employee may revoke this Release within seven (7) days of him signing it.  Revocation can be made by delivering a written notice of revocation to Suzanne M. Hanlon, General Counsel, 80 W. Lancaster Avenue, Suite 300, Devon, PA  19333.  For this revocation to be effective, written notice must be received no later than the close of business on the seventh (7th) day after Employee signs the Release.  If Employee revokes this Release, it shall not be effective or enforceable and Employee will not receive the payment and benefits described in Section 2, of the Separation Agreement.

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11.       Employee is hereby advised to consult with an attorney at his expense before signing this Release.  Employee acknowledges that it is his decision whether or not to consult with counsel.

12.       EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.  EMPLOYEE IS HEREBY INSTRUCTED TO READ THIS RELEASE CAREFULLY, AS IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Witness:
/s/ Suzanne M. Hanlon		/s/ Richard A. Baron
Richard A. Baron

Dated:	September 12, 2016

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